Exhibit 99.1


PRESS RELEASE         Franklin Street Properties Corp.
--------------------------------------------------------------------------------
     401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
                (781) 557-1300 o www.franklinstreetproperties.com

Contact:  Donna Brownell    877-686-9496             FOR IMMEDIATE RELEASE

                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                           THIRD QUARTER 2007 RESULTS

Wakefield, MA--October 30, 2007--Franklin Street Properties Corp. (the "Company" or "FSP") (AMEX: FSP), an investment firm specializing in real estate, announced today Net Income of $9.5 million and Earnings Per Share (EPS) of $0.13 for the third quarter ended September 30, 2007. The Company also announced Adjusted Funds From Operations (AFFO) of $16.1 million or $0.23 per share, AFFO plus Gains on Sales (AFFO+GOS) of $18.0 million, or $0.25 per share, and provided an update on other activities.

The Company evaluates its performance based on Net Income, EPS, AFFO and AFFO+GOS, and believes each is an important measure. A reconciliation of Net Income to AFFO and AFFO+GOS, which are non-GAAP financial measures, is provided on page 5 of this press release.


(in 000's except per share data)    Three Months Ended September 30,     Nine Months Ended September 30,
                                    --------------------------------     -------------------------------
                                                            Increase                            Increase
                                      2007        2006     (Decrease)      2007       2006     (Decrease)
                                      ----        ----     ----------      ----       ----     ----------

Net Income                          $ 9,486     $17,830     $(8,344)     $51,694    $71,446    $(19,752)
                                    ================================     ===============================

AFFO                                $16,055     $19,273     $(3,218)     $53,580    $59,666    $ (6,086)
GOS                                   1,942       6,361      (4,419)      23,532     34,469     (10,937)
                                    --------------------------------     -------------------------------
AFFO+GOS                            $17,997     $25,634     $(7,637)     $77,112    $94,135    $(17,023)
                                    ================================     ===============================
Per Share Data:
EPS                                 $  0.13     $  0.25     $ (0.12)     $  0.73    $  1.08    $  (0.35)
AFFO                                $  0.23     $  0.27     $ (0.04)     $  0.76    $  0.90    $  (0.14)
AFFO+GOS                            $  0.25     $  0.36     $ (0.11)     $  1.09    $  1.43    $  (0.34)

Weighted ave shares (diluted)        70,596      70,766        (171)      70,709     65,944       4,765
                                    --------------------------------     -------------------------------

Net Income and EPS decreased $8.3 million or $0.12 per share, AFFO decreased $3.2 million or $0.04 per share and AFFO+GOS decreased $7.6 million or $0.11 per share in the third quarter of 2007 compared to the same period in 2006. Net Income and EPS decreased $19.8 million or $0.35 per share, AFFO decreased $6.1 million or $0.14 per share and AFFO+GOS decreased $17.0 million or $0.34 per share for the nine months ended September 30, 2007 compared to the same period in 2006.

The following significant factors affected Net Income, EPS, AFFO and AFFO+GOS for the three and nine months ended September 30, 2007 compared to results for the same periods in 2006:

For the third quarter of 2007 net income decreased $8.3 million compared to the third quarter of 2006. The decrease was principally a result of (1) a $1.7 million decrease in termination fee income, (2) a $0.5 million decrease from investment banking related income, (3) an increase to depreciation and amortization of approximately $1.8 million, which was a result of properties added through acquisition in the last twelve months and (4) a decrease of $4.4 million from lower gains on sales of properties, when compared to the third quarter of 2006. AFFO decreased $3.2 million principally as a result of these factors excluding non-cash items and including dividends received from equity investments. AFFO+GOS decreased $7.6 million principally as a result of the factors affecting AFFO and from lower gains on sales of assets for the three months ended September 30, 2007 compared to the same period in 2006.

                                     -more-

For the nine months ended September 30, 2007 net income decreased $19.8 million compared to the same period in 2006. The decrease was principally a result of
(1) a $6.5 million decrease in termination fee income during the nine months ended September 30, 2007 compared to the same period in 2006, which was partially offset by (2) a $3.4 million increase in net operating income from properties, (3) an increase to depreciation and amortization expense of approximately $6.8 million, which was a result of properties added through mergers and acquisitions over the last twelve months, (4) a decrease in interest income of approximately $0.2 million, and (5) a decrease of $10.9 million from lower gains on sales of properties when compared to the nine months ended September 30, 2006. These decreases were also partially offset by increases from investment banking income of approximately $1.2 million and a decrease to selling, general and administrative costs of $0.1 million for the nine months ended September 30, 2007 compared to the same period in 2006. AFFO decreased $6.1 million principally as a result of these factors excluding non-cash items and including dividends received from equity investments. AFFO+GOS decreased $17.0 million principally as a result of these factors and from lower gains on sales of assets, for the nine months ended September 30, 2007 compared to the same period in 2006.

Investment Banking Update

For the nine months ended September 30, 2007, our investment banking related revenues increased 16% over the same period in 2006. This increase to syndication and transaction fees was a result of increased investment banking activity compared to the nine months ended September 30, 2006. Gross proceeds on the sale of securities, which our revenue and expenses in investment banking are directly related to, increased $19 million to $119.2 million for the nine months ended September 30, 2007 compared to the same period in 2006. However, gross proceeds on the sale of securities decreased $5.9 million to $10 million for the third quarter of 2007 compared to the same period in 2006.

--------------------------------------------------------------------------------

George J. Carter, President and CEO, commented as follows:

"For the first nine months of 2007, our profits as represented by AFFO + GOS totaled approximately $77.1 million or $1.09 per share. For the third quarter of 2007, our profits as represented by AFFO + GOS totaled approximately $18.0 million or $0.25 per share. Dividend distributions paid in the first three quarters of 2007 totaled approximately $65.8 million or $0.93 per share.

Because of the transactional nature of significant portions of our real estate investment business, our quarterly financial metrics historically have been quite variable. However, for the first time since our public listing on the American Stock Exchange in 2005, the recently-completed third quarter was materially impacted by broader external financial, mortgage/debt and investment market activity. Specifically, properties we may have contemplated selling did not trade because of market conditions. Changes in mortgage loan availability and changes in the cost of those loans significantly disrupted potential sales of commercial office buildings and their pricing parameters around the country. Rather than sell in this tumultuous environment, we decided to hold properties until some stabilization occurs in the mortgage/debt markets. Right now, a time frame for this stabilization to occur is hard to predict, but some easing of liquidity constraints has been occurring since the Federal Reserve lowered the discount and federal funds rates. We are currently in the process of re-evaluating property sale opportunities that we had shelved in the third quarter.

In addition to the mortgage/debt markets being in turmoil during the third quarter, the investor market for our equity real estate private placement business also suffered, and negatively affected our Investment Banking equity-raising efforts. Investor uncertainty surrounding the potential impact on commercial real estate, emanating from the mortgage/debt market crisis, caused a "wait-and-see" attitude to prevail among many of our established investor clients. As mortgage, debt and commercial real estate asset liquidity have somewhat improved in the last month, so have investor attitudes. Currently our Investment Banking group is raising equity in two private placement preferred stock offerings, each representing ownership in a separate single asset office property.

                                     -more-

While it is difficult to predict whether the worst is over relative to the current credit market problems and their negative effect on our transactional business components, some near-term relief is being experienced at the start of the fourth quarter.

While profits suffered in the third quarter of 2007 from our transactional businesses being negatively impacted by the broader capital market credit crunch, our unleveraged real estate portfolio and investment/business model appear well prepared to weather this broader debt market dislocation. We have the financial capability to maintain our real estate assets and operational businesses to the highest standards, with the objective to ultimately realize their full longer-term potential value. As the capital markets work through the current real estate mortgage/credit crunch, we will remain conservative, disciplined and patient, while watching for value investment opportunities that may be caused by the broader market's dislocation. To facilitate our ability to take advantage of investment opportunities that may present themselves, on October 19, 2007, we expanded and extended our previous $150 million line of credit at a lower borrowing rate. We increased availability on the line of credit by $100 million to a total of $250 million, and reduced the interest cost of borrowing under a LIBOR option by 25 basis points. The expiration date on the amended facility is August 2011. We believe this 66% increase in borrowing availability comes at a potentially opportune time in the real estate investment cycle, when some other highly leveraged property owners are experiencing a more restrictive capital funding view from their lenders.

The following is a brief 2007 third quarter summary of the three major business components that contribute to FSP's profitability.

Rental Income for the third quarter of 2007 was about as expected, with leased square footage of our 27 continuing properties as of September 30th at about 90.7%. Most of our office markets continue to show positive trends of absorption, occupancy and rent growth, tracking the national published statistics for their respective geographical locations. Relative to the current subprime mortgage loan problems, we have identified a total of nine mortgage companies that are tenants in our various properties. Combined, their square footage of approximately 77,900 out of our total 5,066,813 square feet represents about 1.5% of our portfolio. We are monitoring and working with these tenants closely to recognize and minimize any potential negative effects that could arise from financial problems they may be having.

We have two properties that we have been physically repositioning in 2007 from single to multi-tenant configurations: a 117,277 square foot property in the Seattle/Tacoma area, and a 145,951 square foot property in Silicon Valley. Both properties continue to make progress with virtually all of the significant construction, other than new tenant improvements to their specific to-be-leased space, complete. Currently, we have 42,358 square feet leased at the two properties and 90,467 square feet under letter of intent and/or active lease preparation. Approximately 1.5% of our total portfolio's leases are due to expire for the balance of 2007. Approximately 283,289 square feet of our total portfolio or about 5.6% of our total rentable square footage is scheduled to expire in 2008.

Property Sales totaling 107,711 square feet from one property located in Westford, Massachusetts took place in the third quarter. Gain from that sale totaled approximately $1.9 million. The property that was sold was similar to our properties in Seattle/Tacoma and Silicon Valley in that it was a single-tenant facility that became 100% vacant at the end of the lease. Unlike Seattle/Tacoma and Silicon Valley, this Westford, Massachusetts property was, in our opinion, not a good candidate for multi-tenant conversion. We believed the property would work best for another single tenant, possibly an owner/user. Maintaining this strategy had the result of a longer vacant period for the property, but no significant capital repositioning expenditures were incurred. In fact, a single-tenant user bought the property for approximately $11.5 million. Subject to the current uncertainty in the mortgage debt/real estate

                                     -more-
transaction markets, we plan to continue to upgrade our property portfolio through selective dispositions and acquisitions. Proceeds from property sales, as well as from other sources of capital, may be used to purchase our common stock under the provisions of our existing stock repurchase plan. During the third quarter of 2007, we purchased 285,600 shares of our common stock in the open market for approximately $4.8 million. Also during the third quarter, our Board of Directors voted to extend for an additional two years our existing stock repurchase plan, which was scheduled to terminate on November 1, 2007, and to increase the amount of common stock that could be repurchased from $35 million to $50 million. By doing so, we continue to have the flexibility to redeploy proceeds from property sales into either our common stock or new acquisition properties, when the relative financial opportunity is favorable.

Investment Banking activity for the third quarter of 2007 totaled approximately $10.0 million. Through the first nine months of 2007, we have subscribed approximately $119.2 million of permanent equity for property syndication. This compares with a 2006 full-year total of approximately $170.2 million. Third quarter capital raising efforts from our Investment Banking group were adversely affected by the turmoil in the financial/credit/real estate markets. Uncertainty has always been an enemy of our traditional investors' decision making to commit capital to our property offerings. The third quarter's financial market activity created much uncertainty in many investors' minds. Traditionally, once a direction and magnitude-consequence to the economy/markets becomes clearer, our investors become more interested in positioning capital. Currently, our Investment Banking group is raising equity from investors in two private placement preferred stock offerings, each representing ownership in a separate single asset office property REIT."

--------------------------------------------------------------------------------

Dividend Announcement

On October 19, 2007, the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on November 20, 2007 to stockholders of record on October 31, 2007.

Financing and Real Estate Update

On October 19, 2007 the Company amended its line of credit with a group of banks. The amended line of credit provides for borrowings at the Company's election of $250,000,000, representing a $100,000,000 increase, and reduced the interest cost of borrowings under a LIBOR option by 25 basis points to LIBOR plus 100 basis points. The expiration date was extended by three years to August 2011 as part of the amendment.

Supplementary Schedule D presents our continuing real estate portfolio of 27 properties as of September 30, 2007.

Stock Repurchase Plan

On September 10, 2007, we announced that our 2005 common stock repurchase program had been modified to authorize the repurchase of up to $50 million (inclusive of all repurchases made pursuant to the original 2005 program) of our common stock from time to time in the open market or in privately negotiated transactions. In addition, the modification extended the termination date of the program from November 1, 2007 to November 1, 2009. Repurchases may be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when we might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time.

                                     -more-

--------------------------------------------------------------------------------

A reconciliation of Net Income to AFFO and AFFO+GOS is shown below and definitions of AFFO and AFFO+GOS are provided on Supplemental Schedule G.
We believe AFFO is used broadly throughout the real estate investment trust
(REIT) industry as a measurement of performance and is generally calculated in a similar manner to our calculation. We also believe that AFFO+GOS is an important measure as it considers investment performance.

                                                                Three Months Ended         Nine Months Ended
                                                                  September 30,              September 30,
                                                              ----------------------    ------------------------
(In thousands, except per share amounts)                         2007        2006         2007          2006
                                                                 ----        ----         ----          ----

Net income                                                    $  9,486     $ 17,830     $ 51,694     $ 71,446
     (Gain) Loss on sale of assets                              (1,942)      (6,361)     (23,532)     (34,469)
     GAAP income from non-consolidated REITs                      (106)        (481)         619         (912)
     Distributions from non-consolidated REITs                     476          115        1,199          724
     Depreciation of real estate & intangible amortization       9,016        8,760       26,524       23,406
     Straight-line rent                                           (875)        (590)      (2,924)        (529)
                                                              ----------------------    ------------------------
Adjusted Funds From Operations (AFFO)                           16,055       19,273       53,580       59,666
     Plus gains on sales of assets                               1,942        6,361       23,532       34,469
                                                              ----------------------    ------------------------
AFFO+GOS                                                      $ 17,997     $ 25,634     $ 77,112     $ 94,135
                                                              ======================    ========================

Per Share Data
EPS                                                           $   0.13     $   0.25     $   0.73     $   1.08
AFFO                                                          $   0.23     $   0.27     $   0.76     $   0.90
AFFO+GOS                                                      $   0.25     $   0.36     $   1.09     $   1.43

Weighted average shares (basic and diluted)                     70,596       70,766       70,709       65,944
                                                              ======================    ========================

Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for October 31, 2007 at 10:00 a.m. (ET) to discuss the third quarter 2007 results. The toll free number is 1-866-831-6291, passcode 26086514. Internationally, the call may be accessed by dialing 1-617-213-8660, passcode 26086514. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties. FSP operates in two business segments: real estate operations and investment banking/investment services. FSP owns an unleveraged portfolio of real estate. The majority of FSP's property portfolio is suburban office buildings, with select investments in certain central business district properties. FSP's subsidiary, FSP Investments LLC (member, FINRA and SIPC), is a real estate investment banking firm and a registered broker/dealer. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

                                     -more-

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Annual Report on Form 10-K for the year ended December 31, 2006), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the "Risk Factors" set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, as the same may be updated from time to time in subsequent filings with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.


                        Franklin Street Properties Corp.
                                Earnings Release
                            Supplementary information
                                Table of Contents


Franklin Street Properties Corp. Financial Results                           A-C
Real estate portfolio summary information                                     D
Other supplementary information                                               E
Quarterly information for 2007 and 2006                                       F
Definition of Adjusted Funds From Operations (AFFO) and  AFFO+GOS             G


                                     -more-

               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule A
                          Consolidated Income Statement
                                   (Unaudited)

                                                                      For the                      For the
                                                                Three Months Ended            Nine Months Ended
                                                                   September 30,                September 30,
------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                       2007           2006           2007           2006
==================================================================================================================
Revenue:
     Rental                                                  $ 27,431       $ 23,833       $ 76,037       $61,647
Related party revenue:
     Syndication fees                                             687            861          7,090         6,288
     Transaction fees                                             604          1,140          7,446         6,548
     Management fees and interest income from loans             1,497            209          5,176         1,078
Other                                                              37              2             84            24
------------------------------------------------------------------------------------------------------------------
             Total revenue                                     30,256         26,045         95,833        75,585
------------------------------------------------------------------------------------------------------------------

Expenses:
     Real estate operating expenses                             7,263          5,469         19,340        13,372
     Real estate taxes and insurance                            4,565          3,750         12,892         8,949
     Depreciation and amortization                              7,870          6,016         22,041        15,213
     Selling, general and administrative                        1,787          2,027          5,675         5,785
     Commissions                                                  406            458          3,720         3,289
     Interest                                                   1,823            119          6,120         1,260
------------------------------------------------------------------------------------------------------------------

       Total expenses                                          23,714         17,839         69,788        47,868
------------------------------------------------------------------------------------------------------------------

Income before interest income, equity in earnings of
   non-consolidated REITs and taxes on income                   6,542          8,206         26,045        27,717
Interest income                                                   650            735          1,864         2,080
Equity in earnings (deficit) of non-consolidated REITs            147            481           (611)          717
------------------------------------------------------------------------------------------------------------------

Income before taxes on income                                   7,339          9,422         27,298        30,514
Income tax expense                                               (261)          (131)           352           273
------------------------------------------------------------------------------------------------------------------

     Income from continuing operations                          7,600          9,553         26,946        30,241
     Income from discontinued operations                          (56)         1,916          1,216         6,736
     Gain on sale of assets                                     1,942          6,361         23,532        34,469
------------------------------------------------------------------------------------------------------------------

Net income                                                   $  9,486       $ 17,830       $ 51,694       $71,446
==================================================================================================================

Weighted average number of shares outstanding,
     basic and diluted                                         70,596         70,766         70,709        65,944
==================================================================================================================

Earnings per share, basic and diluted, attributable to:
     Continuing operations                                   $   0.11       $   0.13       $   0.38       $  0.46
     Discontinued operations                                       --           0.03           0.02          0.10
     Gains on sales of assets                                    0.02           0.09           0.33          0.52
------------------------------------------------------------------------------------------------------------------
Net income per share, basic and diluted                      $   0.13       $   0.25       $   0.73       $  1.08
==================================================================================================================

                                     -more-

               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule B
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)

                                                                              September 30,     December 31,
(in thousands, except share and par value amounts)                                 2007             2006
============================================================================================================
Assets:
Real estate assets, net                                                       $   803,780       $ 750,158
Acquired real estate leases, less accumulated amortization
   of $20,561 and $20,345, respectively                                            37,005          40,577
Investment in non-consolidated REITs                                                4,948           5,064
Assets held for syndication, net                                                  115,196              --
Assets held for sale                                                                   --          62,174
Cash and cash equivalents                                                          53,417          69,973
Certificate of deposit                                                                 --           5,143
Restricted cash                                                                       336             761
Tenant rent receivables, less allowance for doubtful accounts
   of $430 and $433, respectively                                                   1,387           2,440
Straight-line rent receivable, less allowance for doubtful accounts
   of $261 and $163, respectively                                                   7,069           4,346
Prepaid expenses                                                                    2,312             972
Deposits on real estate assets                                                         --           5,010
Other assets                                                                          477           1,118
Office computers and furniture, net of accumulated depreciation
   of $926 and $851, respectively                                                     371             375
Deferred leasing commissions, net of accumulated amortization
   of $1,781, and $1,313, respectively                                              8,295           7,206
------------------------------------------------------------------------------------------------------------
      Total assets                                                            $ 1,034,593       $ 955,317
============================================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
Bank note payable                                                             $   104,550       $      --
Accounts payable and accrued expenses                                              19,292          25,275
Accrued compensation                                                                1,125           2,643
Tenant security deposits                                                            1,923           1,744
Acquired unfavorable real estate leases, less accumulated amortization
   of $1,010, and $534, respectively                                                4,627           3,693
------------------------------------------------------------------------------------------------------------
      Total liabilities                                                           131,517          33,355
------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.0001 par value, 20,000,000 shares
   authorized, none issued or outstanding                                              --              --
Common stock, $.0001 par value, 180,000,000 shares authorized,
   70,480,705 and 70,766,305 shares issued and outstanding, respectively                7               7
Additional paid-in capital                                                        907,794         907,794
Treasury stock, 1,017,498 and 731,898 shares at cost, respectively                (18,775)        (14,008)
Earnings (distributions) in excess of accumulated earnings/distributions           14,050          28,169
------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                  903,076         921,962
------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                              $ 1,034,593       $ 955,317
============================================================================================================

                                     -more-

               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule C
                      Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                                                         For the
                                                                                    Nine Months Ended
                                                                                       September 30,
                                                                                --------------------------
(in thousands)                                                                     2007            2006
==========================================================================================================
Cash flows from operating activities:
   Net income                                                                   $  51,694       $  71,446
   Adjustments to reconcile net income to net cash
        provided by  operating activities:
      (Gains) on assets sold                                                      (23,532)        (34,469)
      Depreciation and amortization expense                                        22,818          18,198
      Amortization of above market lease                                            3,706           5,208
      Equity in (earnings) deficit from non-consolidated REITs                        619            (912)
      Distributions from non-consolidated REITs                                     1,199             724
  Changes in operating assets and liabilities:
     Restricted cash                                                                  425             (10)
     Tenant rent receivables, net                                                   1,053             614
     Straight-line rents, net                                                      (2,924)           (529)
     Prepaid expenses and other assets, net                                          (717)            570
     Accounts payable and accrued expenses                                           (701)            992
     Tenant security deposits                                                         179             248
  Payment of deferred leasing commissions                                          (2,905)         (4,422)
----------------------------------------------------------------------------------------------------------

        Net cash provided by operating activities                                  50,914          57,658
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Cash acquired through issuance of common stock in merger transaction             --          13,849
      Purchase of real estate assets, office computers and
          furniture, capitalized merger costs                                     (75,887)       (112,253)
      Merger costs paid                                                                --            (838)
      Purchase of acquired favorable and unfavorable leases                        (3,726)         (5,106)
      Investment in non-consolidated REITs                                            (18)         (4,127)
      Investment in certificate of deposit                                          5,143              --
      Changes in deposits on real estate assets                                        --          (2,540)
      Investment in assets held for syndication, net                             (112,618)             --
      Proceeds received on sales of real estate assets                             85,673         103,739
----------------------------------------------------------------------------------------------------------

      Net cash used for investing activities                                     (101,433)         (7,276)
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Distributions to stockholders                                               (65,813)        (59,010)
      Purchase of treasury shares                                                  (4,767)
      Other financing costs                                                            (7)           (119)
      Borrowings under bank note payable, net                                     104,550              --
----------------------------------------------------------------------------------------------------------

      Net cash provided by (used for) financing activities                         33,963         (59,129)
----------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                              (16,556)         (8,747)

Cash and cash equivalents, beginning of period                                     69,973          69,715
----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                        $  53,417       $  60,968
==========================================================================================================

                                      more-

                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule D
                          Real Estate Portfolio Summary
                                   (Unaudited)
                               September 30, 2007

                                                         As of September 30,
                                                     --------------------------
                                                        2007             2006
                                                     ---------        ---------

Commercial real estate
           Number of properties                             27               31
           Square feet                               5,066,813        5,301,847
           Leased percentage                               91%              89%


(In Thousands)                          As of September 30, 2007
                    ------------------------------------------------------------
                       # of                     % of        Square        % of
State               Properties   Investment   Portfolio      Feet      Portfolio
-----               ----------   ----------   ---------      ----      ---------

Texas                     7        $215,754      26.8%       1,401        27.7%
Colorado                  4         132,176      16.5%         791        15.6%
Georgia                   1          79,575       9.9%         387         7.6%
Maryland                  2          64,695       8.1%         425         8.4%
Virginia                  2          64,266       8.0%         433         8.6%
Missouri                  2          58,431       7.3%         349         6.9%
Florida                   1          50,754       6.3%         213         4.2%
California                2          21,127       2.6%         182         3.6%
Indiana                   1          38,533       4.8%         205         4.0%
Illinois                  1          32,999       4.1%         177         3.5%
Michigan                  1          15,496       1.9%         215         4.2%
North Carolina            2          14,780       1.8%         172         3.4%
Washington                1          15,193       1.9%         117         2.3%
                    -------------------------------------   --------------------
Total                    27        $803,779     100.0%       5,067       100.0%
                    =====================================   ====================

                                     -more-

                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule E
                                   (Unaudited)
                               September 30, 2007

Property by type:
(dollars & square feet                        As of September 30, 2007
    in 000's)          --------------------------------------------------------------------
                          # of                           % of       Square          % of
Type                   Properties     Investment      Portfolio      Feet         Portfolio
----                   ----------     ----------      ---------      ----         ---------
Office                      26          $798,491          99.3%      4,968          98.1%
Industrial                   1             5,289           0.7%         99           1.9%
                       -----------------------------------------    -----------------------
Total                       27          $803,780         100.0%      5,067         100.0%
                       =========================================    =======================


Commercial portfolio lease expirations (1)

                                     Total            % of
Year                              Square Feet      Portfolio
----                              -----------      ---------
2007                                  75,172           1.5%
2008                                 283,289           5.6%
2009                                 658,910          13.0%
2010                                 796,250          15.7%
2011                                 349,531           6.9%
2012                                 625,772          12.4%
Thereafter                         2,277,889          44.9% (2)
                                ----------------------------
                                   5,066,813         100.0%
                                ============================

      (1) Percentages are determined based upon square footage of expiring commercial leases and if applicable, exclude assets held for sale.
      (2)   Includes 471,000 square feet of current vacancies.


Capital Expenditures                            Three Months Ended               Nine Months Ended
                                             -------------------------    -----------------------------
(in thousands)                               30-Sep-07       30-Sep-06      30-Sep-07       30-Sep-06
                                             ---------       ---------      ---------       ---------

Tenant improvements                            $2,425          $2,630         $ 5,598         $ 4,196
Deferred leasing costs                            235           1,649           2,905           4,422
Building maintenance expenses                   1,722              77              --             295
Increase to investments in buildings               --           1,220           3,596           1,220
                                             -------------------------    -----------------------------
                                               $4,382          $5,576         $12,099         $10,133
                                             =========================    =============================

                                     -more-

                Franklin Street Properties Corp. Earnings Release
            Supplementary Schedule F: Previous 4 Quarter information
                                   (Unaudited)

(in thousands)                                         Q3            Q2            Q1            Q4
                                                      2007          2007          2007          2006
                                                      ----          ----          ----          ----
Revenue:
   Rental                                           $ 27,431      $ 23,201      $ 25,405      $ 22,715
   Related party revenue:
      Syndication fees                                   687         3,448         2,955         4,405
      Transaction fees                                   604         3,761         3,081         4,714
      Management fees and
         interest income from loans                    1,497         1,862         1,817         1,005
   Other                                                  37             9            38            36
--------------------------------------------------------------------------------------------------------
Total revenue                                         30,256        32,281        33,296        32,875
--------------------------------------------------------------------------------------------------------

Expenses:
   Real estate operating expenses                      7,263         5,771         6,305         6,114
   Real estate taxes and insurance                     4,565         4,039         4,288         3,519
   Depreciation and amortization                       7,870         6,889         7,283         6,114
   Selling, general and administrative                 1,787         2,000         1,888         2,733
   Commissions                                           406         1,754         1,559         2,233
   Interest                                            1,823         1,622         2,676         1,190
--------------------------------------------------------------------------------------------------------
      Total expenses                                  23,714        22,075        23,999        21,903
--------------------------------------------------------------------------------------------------------

   Income before interest income, equity (deficit)
      in earnings in non-consolidated REITs            6,542        10,206         9,297        10,972
   Interest income                                       650           560           653           918
   Equity in earnings (deficit) in
      non-consolidated REITs                             147          (142)         (616)          128
--------------------------------------------------------------------------------------------------------

   Income before taxes on income                       7,339        10,624         9,334        12,018
   Taxes on income                                      (261)          373           240           567
--------------------------------------------------------------------------------------------------------

   Income from continuing operations                   7,600        10,251         9,094        11,451
   Income from discontinued operations                   (56)          635           638         1,063
--------------------------------------------------------------------------------------------------------

   Income before gain on sale of properties            7,544        10,886         9,732        12,514
   Gain on sale of assets                              1,942        21,590            --        26,969
--------------------------------------------------------------------------------------------------------
   Net income                                       $  9,486      $ 32,476      $  9,732      $ 39,483
========================================================================================================


AFFO and  AFFO+GOS calculations:

Net income                                          $  9,486      $ 32,476      $  9,732      $ 39,483
--------------------------------------------------------------------------------------------------------
     (Gain) on sale of assets                         (1,942)      (21,590)           --       (26,969)
     GAAP income from non-consolidated REITs            (106)          142           583          (131)
     Distributions from non-consolidated REITs           476           442           281            59
     Depreciation & amortization                       9,016         8,508         9,000         8,684
     Straight-line rent                                 (875)         (776)       (1,273)         (805)
--------------------------------------------------------------------------------------------------------
Adjusted Funds From Operations (AFFO)                 16,055        19,202        18,323        20,321
     Plus gains on sales of assets                     1,942        21,590            --        26,969
--------------------------------------------------------------------------------------------------------
AFFO+GOS                                            $ 17,997      $ 40,792      $ 18,323      $ 47,290
========================================================================================================

                                     -more-

                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule G
             Definition of Adjusted Funds From Operations ("AFFO"),
                    and AFFO plus Gains on Sales ("AFFO+GOS")


The Company evaluates the performance of its reportable segments based on several measures including, Adjusted Funds From Operations ("AFFO") and AFFO plus Gains on Sales ("AFFO+GOS") as management believes they represent important measures of activity and are an important consideration in determining distributions paid to equity holders. The Company defines AFFO as: Net Income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of Net Income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to AFFO, as these are non-cash items included in Net Income. The Company defines AFFO+GOS as AFFO as defined above, plus gains and losses on sales of properties and provisions for assets held for sale.

AFFO and AFFO+GOS should not be considered as alternatives to Net Income (determined in accordance with GAAP), as indicators of the Company's financial performance, as alternatives to cash flows from operating activities (determined in accordance with GAAP), or as measures of the Company's liquidity, or are they necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define these terms in a different manner. We believe that in order to facilitate a clear understanding of the results of the Company, AFFO and AFFO+GOS should be examined in connection with Net Income and cash flows from operating, investing and financing activities in the consolidated financial statements.